SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Meritor, Inc.
(Name of Issuer)

Common Stock, $1.00 par value
(Title of Class of Securities)

59001K100
(CUSIP Number)

April 22, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 27 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59001K100	SCHEDULE 13G	Page 2 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Master Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,293,687 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,293,687 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,293,687 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 3 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg International Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,293,687 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,293,687 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,293,687 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 4 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg International Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,293,687 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,293,687 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,293,687 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 5 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Offshore Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,293,687 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,293,687 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,293,687 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 6 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 515,948 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 515,948 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 515,948 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 7 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 515,948 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 515,948 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 515,948 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59001K100	SCHEDULE 13G	Page 8 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 515,948 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 515,948 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 515,948 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 9 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 170,483 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 170,483 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 170,483 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 10 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 170,483 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 170,483 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 170,483 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59001K100	SCHEDULE 13G	Page 11 of 27 Pages

1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 170,483 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 170,483 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 170,483 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 12 of 27 Pages

1	NAME OF REPORTING PERSONS Merrill Lynch Investment Solutions SICAV (on behalf of Merrill Lynch Investment Solutions – Castlerigg Equity Event and Arbitrage UCITS Fund)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,023,082 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,023,082 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,023,082 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13G	Page 13 of 27 Pages

1	NAME OF REPORTING PERSONS Sandell Investment Services, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,023,082 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,023,082 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,023,082 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.1%
12	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 59001K100	SCHEDULE 13G	Page 14 of 27 Pages

1	NAME OF REPORTING PERSONS Pulteney Street Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 30,552 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 30,552 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 30,552 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59001K100	SCHEDULE 13G	Page 15 of 27 Pages

1	NAME OF REPORTING PERSONS Sandell Asset Management Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,010,670 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,010,670 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 4,010,670 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.1%
12	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 59001K100	SCHEDULE 13G	Page 16 of 27 Pages

1	NAME OF REPORTING PERSONS Thomas E. Sandell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,033,752 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,033,752 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,033,752 shares of Common Stock
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 59001K100	SCHEDULE 13G	Page 17 of 27 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Meritor, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 2135 West Maple Road, Troy, Michigan 48084.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by (i) Castlerigg Master Investments, Ltd., a British Virgin Islands company ("Castlerigg Master Investment"); (ii) Castlerigg International Limited, a British Virgin Islands company ("Castlerigg International"); (iii) Castlerigg International Holdings Limited, a British Virgin Islands company ("Castlerigg Holdings"); (iv) Castlerigg Offshore Holdings, Ltd., a Cayman Islands exempted company ("Castlerigg Offshore Holdings"); (v) Castlerigg Merger Arbitrage and Equity Event Fund, Ltd., a British Virgin Islands company ("CMAEE Fund"); (vi) Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P., a British Virgin Islands limited partnership ("CMAEE Intermediate"); (vii) Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd., a British Virgin Islands company ("CMAEE Master"); (viii) Castlerigg Global Equity Special Event Fund, Ltd., a British Virgin Islands company ("CGESE Fund"); (ix) Castlerigg Global Equity Special Event Intermediate Fund, L.P., a British Virgin Islands limited partnership ("CGESE Intermediate"); (x) Castlerigg Global Equity Special Event Master Fund, Ltd., a British Virgin Islands company ("CGESE Master"); (xi) Merrill Lynch Investment Solutions SICAV, a société d'investissement à capital variable organized under the laws of the Grand-Duchy of Luxembourg ("MLIS"); (xii) Sandell Investment Services, L.L.C., a Delaware limited liability company ("SIS"); (xiii) Pulteney Street Partners, L.P., a Delaware limited partnership ("Pulteney Partners"); (xiv) Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"); and (xv) Thomas E. Sandell, a citizen of Sweden, who serves as Chief Executive Officer of SAMC ("Mr. Sandell" and together with Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings, Castlerigg Offshore Holdings, CMAEE Fund, CMAEE Intermediate, CMAEE Master, CGESE Fund, CGESE Intermediate, CGESE Master, MLIS, SIS, Pulteney Partners and SAMC, the "Reporting Persons").

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The principal business address of Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings, CMAEE Fund, CMAEE Intermediate, CMAEE Master, CGESE Fund, CGESE Intermediate and CGESE Master is c/o Maples Corporate Services (BVI) Limited, P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands. The principal business address of Castlerigg Offshore Holdings is c/o Maples Fund Services (Cayman) Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal business address of MLIS is c/o State Street Bank Luxembourg S.A., 49 avenue J. F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg. The principal business address of Pulteney Partners is 527 Madison Avenue, 6th Floor, New York, NY 10022. The principal business address of SIS, SAMC and Mr. Sandell is 540 Madison Ave., 36th Floor, New York, New York 10022.

CUSIP No. 59001K100	SCHEDULE 13G	Page 18 of 27 Pages

Item 2(c).	CITIZENSHIP

Each of Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings, CMAEE Fund, CMAEE Intermediate, CMAEE Master, CGESE Fund, CGESE Intermediate and CGESE Master is a company formed under the laws of the British Virgin Islands. Each of Castlerigg Offshore Holdings and SAMC is a Cayman Islands exempted company. MLIS is an open-ended investment company, organized as a société d'investissement à capital variable under the laws of the Grand-Duchy of Luxembourg. Pulteney Partners is a Delaware limited partnership. SIS is a limited liability company incorporated in Delaware. Mr. Sandell is a citizen of Sweden.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, $1.00 par value ("Common Stock").

Item 2(e).	CUSIP NUMBER

59001K100

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ______________________________________

CUSIP No. 59001K100	SCHEDULE 13G	Page 19 of 27 Pages

Item 4.	OWNERSHIP

The percentages used herein are calculated based upon 97,757,436 shares of Common Stock outstanding, which reflects the number of shares of Common Stock outstanding as of December 29, 2013, as reported in the Company’s quarterly report on Form 10-Q filed on January 30, 2014.

The information required by Items 4(a) – (c) is set forth in Rows 5 - 11 of the cover page for each of the Reporting Persons and is incorporated herein by reference.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 59001K100	SCHEDULE 13G	Page 20 of 27 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: April 29, 2014

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG OFFSHORE HOLDINGS, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13G	Page 21 of 27 Pages

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13G	Page 22 of 27 Pages
CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

MERRILL LYNCH INVESTMENT SOLUTIONS SICAV, an umbrella fund with segregated liability between sub-funds acting for and on behalf of Merrill Lynch Investment Solutions – Castlerigg Equity Event and Arbitrage UCITS Fund

By:	Sandell Investment Services, L.L.C., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

PULTENEY STREET PARTNERS, LP

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13G	Page 23 of 27 Pages

SANDELL INVESTMENT SERVICES, L.L.C.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Managing Member

/s/ Thomas E. Sandell
Thomas E. Sandell

CUSIP No. 59001K100	SCHEDULE 13G	Page 24 of 27 Pages

EXHIBIT A

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: April 29, 2014

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13G	Page 25 of 27 Pages

CASTLERIGG OFFSHORE HOLDINGS, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13G	Page 26 of 27 Pages

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

MERRILL LYNCH INVESTMENT SOLUTIONS SICAV, an umbrella fund with segregated liability between sub-funds acting for and on behalf of Merrill Lynch Investment Solutions – Castlerigg Equity Event and Arbitrage UCITS Fund

By:	Sandell Investment Services, L.L.C., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

PULTENEY STREET PARTNERS, LP

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13G	Page 27 of 27 Pages

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell

Name:	Thomas E. Sandell
Title:	Chief Executive Officer

SANDELL INVESTMENT SERVICES, L.L.C.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Managing Member

/s/ Thomas E. Sandell
Thomas E. Sandell